UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 1, 2025

BKV CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-42282	85-0886382
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 17th Street, Suite 2100 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 375-9680

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BKV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On December 1, 2025, BKV Corporation, a Delaware corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) by and among the Company and Citigroup Global Markets Inc., Barclays Capital Inc. and Mizuho Securities USA LLC, as representatives of the several underwriters named in Schedule A thereto (the “Underwriters”), providing for the offer and sale by the Company (the “Offering”), and the purchase by the Underwriters, of 6,000,000 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), at a price to the public of $26.00 per share. Pursuant to the Underwriting Agreement, the Company also granted the Underwriters an option for a period of 30 days to purchase up to an additional 900,000 shares of Common Stock on the same terms (the “Option”), which Option was exercised by the Underwriters in full on December 2, 2025.

The material terms of the Offering are described in the final prospectus supplement, dated December 1, 2025 (the “Prospectus”), and the accompanying base prospectus (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 3, 2025 pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-3, as amended (File No. 333-290676), which became effective on December 1, 2025 (the “Registration Statement”).

The Underwriting Agreement contains customary representations, warranties and agreements of the parties, and customary conditions to closing, obligations of the parties and termination provisions. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

On December 3, 2025, the Company completed the Offering, including the Underwriters’ full exercise of the Option, and received proceeds (after discounts and commissions payable to the underwriters as well as the Company’s expenses related to the Offering) from the Offering of approximately $170.3 million. As described in the Prospectus, the Company intends to use the net proceeds from the Offering, together with cash on hand, for the payment of the cash consideration of the purchase price in connection with Company’s previously announced acquisition of a controlling interest in BKV-BPP Power, LLC (the “BKV-BPP Power Joint Venture Transaction”) and related expenses. Pending the closing of the BKV-BPP Power Joint Venture Transaction, or in the event the closing of the BKV-BPP Power Joint Venture Transaction does not occur, the Company expects to use the proceeds of the Offering for general corporate purposes. The BKV-BPP Power Joint Venture Transaction is not contingent on the completion of the Offering.

As more fully described in the Prospectus, certain of the Underwriters and their affiliates have provided in the past to the Company and its affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for the Company and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the Underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s debt or equity securities or loans, and may do so in the future.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K (the “Current Report”) and incorporated into this Item 1.01 by reference.

Item 8.01	Other Events.

In connection with the Offering, the Company is filing the opinion of Baker Botts L.L.P. as part of this Current Report that is to be incorporated by reference into the Registration Statement. The opinion of Baker Botts L.L.P. is filed as Exhibit 5.1 to this Current Report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement, dated as of December 1, 2025, by and among BKV Corporation and Citigroup Global Markets Inc., Barclays Capital Inc. and Mizuho Securities USA LLC, as representatives of the several underwriters named therein.
5.1	Opinion of Baker Botts L.L.P.
23.1	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BKV CORPORATION

By:	/s/ David R. Tameron
David R. Tameron
Chief Financial Officer

Date: December 3, 2025